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                                                                      Exhibit 14

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of New England Zenith Fund on Form N-14 of our report dated February 15, 2002 appearing in the Annual Report of the State Street Money Market Portfolio of Metropolitan Series Fund, Inc. for the year ended December 31, 2001, our report dated February 15, 2002 appearing in the Annual Report of the State Street Research Money Market Series of New England Zenith Fund for the year ended December 31, 2001, and to the reference to us under the heading "Financial Highlights" in the Prospectus/Proxy Statement, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP
February 19, 2002
Boston, Massachusetts